Exhibit 99.1

For release:  November 6, 2014

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC Reports Third Quarter Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE MKT:  NHC, NHC.PRA), the nation's oldest publicly traded senior health care company, today announced net income available to common shareholders for the quarter ended September 30, 2014 of $10,662,000 compared to $17,710,000 for the quarter ended September 30, 2013.  Financial results for the third quarter of 2014 compared to the prior year period were negatively impacted by a decrease in non-operating income.  Excluding the decrease in non-operating income along with the 2013 third quarter events involving the recovery of notes receivable and the settlement of a legal dispute (approximately $6,534,000 of income after income taxes), net income available to common shareholders for the quarter ended September 30, 2014 would have increased $572,000 compared to the prior year period, which is a 5.1% increase.

Revenues for the three months ended September 30, 2014 totaled $218,223,000 compared to $195,772,000 for the same three months of 2013, an increase of 11.5%.  Net income was $0.77 per common share basic for the quarter ended September 30, 2014 compared to $1.28 per common share basic for the quarter ended September 30, 2013.

About NHC

NHC affiliates operate for themselves and third parties 73 long-term health care centers with 9,410 beds.  NHC affiliates also operate 37 homecare programs, five independent living centers and 18 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

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Consolidated Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
Revenues:	(unaudited)		(unaudited)
Net patient revenues	$ 207,772	$ 182,966	$ 613,173	$ 539,797
Other revenues	10,451	12,806	32,136	42,364
Net operating revenues	218,223	195,772	645,309	582,161

Costs and Expenses:
Salaries, wages and benefits	128,938	113,739	374,277	330,160
Other operating	55,365	45,752	166,803	148,891
Facility rent	9,913	9,889	29,712	29,627
Depreciation and amortization	8,639	7,045	25,144	20,973
Interest	632	82	1,566	248
Total costs and expenses	203,487	176,507	597,502	529,899

Income Before Non-Operating Income	14,736	19,265	47,807	52,262
Non-Operating Income	3,937	11,171	12,790	24,421

Income Before Income Taxes	18,673	30,436	60,597	76,683
Income Tax Provision	(5,844)	(10,559)	(22,028)	(28,659)

Net Income	12,829	19,877	38,569	48,024

Dividends to Preferred Stockholders	(2,167)	(2,167)	(6,502)	(6,503)

Net Income Available to Common Stockholders	$ 10,662	$ 17,710	$ 32,067	$ 41,521

Earnings Per Common Share
Basic	$ 0.77	$ .28	$ 2.32	$ 3.00
Diluted	$ 0.75	$ .19	$ 2.25	$ 2.88

Weighted average common shares outstanding
Basic	13,805,430	13,820,449	13,838,891	13,832,706
Diluted	14,236,512	16,686,915	14,230,031	16,701,491

Dividends declared per common share	$ 0.34	$ 0.32	$ 1.00	$ 2.88

Balance Sheet Data
(in thousands)	Sept. 30	Dec. 31
	2014	2013
Cash and marketable securities	$ 185,446	$ 186,714
Restricted cash and marketable securities	167,079	155,932
Current assets	298,836	299,666
Property and equipment, net	507,413	456,798
Total assets	1,043,002	984,358
Current liabilities	166,343	167,760
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Selected Operating Statistics
(unaudited)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
Per Diems:
Medicare	$ 436.72	$ 430.55	$ 434.14	$ 427.32
Managed Care	$ 400.17	$ 406.76	$ 398.61	$ 406.13
Medicaid	$ 168.01	$ 164.35	$ 168.58	$ 164.28
Private Pay and Other	$ 211.41	$ 209.01	$ 211.50	$ 202.21

Patient Days:
Medicare	120,729	118,627	371,501	360,566
Managed Care	49,454	37,384	140,558	108,187
Medicaid	317,753	275,596	931,954	790,482
Private Pay and Other	181,661	154,329	521,394	445,766
	669,597	585,936	1,965,407	1,705,001

Average Per Diem	$ 245.38	$ 245.47	$ 246.61	$ 245.17